CERTIFICATE OF AMENDMENT
                                       OF
                          THE ARTICLES OF INCORPORATION
                                       OF
                               MAGIC FINGERS, INC.
             (Pursuant to Section 242 of the General Corporation Law
                            of The State of Delaware)
                 -----------------------------------------------

     Magic Fingers, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware does hereby certify, pursuant to
Section 242 of said Law that at a meeting of the stockholders of said corporation duly called for the purpose of amending the Articles of Incorporation, and held on September 30, 1977, it was resolved by the holders of a majority of the outstanding shares of common stock of the corporation, par value 10(cent) per share, that Article Four of the Articles of Incorporation be amended to read as follows:

          "Article Four: The total number of shares which the corporation shall have authority to issue is Five hundred thousand (500,000) and the par value of each such share is Ten (10(cent)) cents, amounting in the aggregate to $50,000."

     IN WITNESS WHEREOF, Magic Fingers, Inc. has caused this instrument to be signed by its president and attested to by its secretary and its corporate seal affixed thereto this 16th day of January, 1978.

                                                 Magic Fingers, Inc.

                                                 By:  /s/ John J. Houghtaling
                                                      -------------------------
                                                 John J. Houghtaling, President

ATTEST:

/s/ Rita M. Briur
---------------------
Secretary

STATE OF FLORIDA                    )
                                    ) SS:
COUNTY OF DADE                      )

On the 16th day of January, 1978, personally came before me a notary public in and for the County and State aforesaid, John J. Houghtaling, president of Magic Fingers, Inc., a corporation of the State of Delaware, and he duly executed the foregoing certificate of amendment of the articles of incorporation of said corporation before me and acknowledged said certificate to be his act and deed and the act and deed of said corporation, that the facts stated therein are true, and that the seal affixed to said certificate and attested by the secretary of said corporation is the corporate seal of said corporation and was affixed thereto by order of the Board of Directors.

/s/ Notary Public
-------------------
Notary Public

                                       44

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